EXHIBIT (j)(1)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-76510 on Form N-1A of our reports dated November 22, 2021, relating to the financial statements and financial highlights of Calvert Income Fund, Calvert Short Duration Income Fund, Calvert Core Bond Fund (formerly, Calvert Long-Term Income Fund), Calvert Ultra-Short Duration Income Fund, and Calvert High Yield Bond Fund, each a series of The Calvert Fund (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended September 30, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 27, 2022